Exhibit 99.1

MedAvail announces Sale of Pharmacy Assets to CVS Pharmacy

PHOENIX, Ariz. GlobeNewswire – January 26, 2023 – MedAvail Holdings, Inc. (Nasdaq: MDVL) (“MedAvail”), an innovative technology-enabled pharmacy company, today announced it has entered into a definitive agreement with CVS Pharmacy, Inc., on behalf of itself and its subsidiaries and affiliates (“CVS”), for the sale of certain assets of MedAvail’s SpotRx pharmacies (the “CVS Transaction”).
In connection with the CVS Transaction, MedAvail has agreed to sell to CVS certain assets related to its SpotRx pharmacies located in Tucson and Phoenix, Arizona; Buena Park, Laguna Hills and San Fernando, California; Southfield, Michigan; and in Orlando and Tampa, Florida. Upon completion of the CVS Transaction, the pharmacy records and inventory purchased by CVS will be transferred from the SpotRx pharmacies to nearby CVS Pharmacy locations.

The CVS transaction allows for the continuity of care for SpotRx pharmacy customers. To help ensure continuity of care and a seamless transition, CVS plans to interview employees currently working at SpotRx pharmacies who are interested in joining the CVS team.

A portion of the proceeds from the CVS Transaction will be used to paydown the company’s existing loan facility. The company previously prepaid a portion of the loan at the end of 2022, and after the closing of the transaction, the company anticipates its remaining debt balance to be approximately $2.5 million. The remaining proceeds will be used for ongoing operation of the company.
The company currently estimates that it will end 2022, prior to the CVS transaction, with between $10 million to $11 million of cash and investments. The company also currently estimates that it will incur one-time costs in the first half of 2023 related to the previously announced restructuring to be approximately $6.5 million, excluding the paydown of its existing loan facility. MedAvail continues to closely evaluate various financings options, including with existing shareholders.

“We are pleased with the non-dilutive capital that we are able to generate with this agreement to extend our cash runway and reduce our debt. This divestiture is a critical step toward our path to profitability as we redeploy this capital toward the expansion of our pharmacy technology business,” said Mark Doerr, Chief Executive Officer of MedAvail. “I want to express my gratitude to our team members and to the CVS team for their strong commitment to our patients and focus on the continuity of care for SpotRx customers.”

The closing of the CVS transaction is subject to standard closing conditions and is expected to complete in the first quarter of 2023. Triavo Health acted as exclusive financial advisor for the transaction.

Exhibit 99.1
About MedAvail

MedAvail Holdings, Inc. (NASDAQ: MDVL) is a technology-enabled pharmacy company, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform, the MedAvail MedCenter, and home delivery operations, to Medicare clinics. MedAvail helps patients to optimize drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," "project," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding MedAvail's business strategy and market opportunity; preliminary estimates of selected financial results, potential future revenue and cost savings projections and expectations for growth and profitability; restructuring and reorganization targets, customer demand and expansion plans; margin, utilization and cost reduction improvements; the closing of, and expected proceeds from, the CVS Transaction, customer partnerships and potential financing transactions. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MedAvail's management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to our ability to successfully achieve the benefits of a pharmacy technology only business and the efficiencies related to a restructuring and reorganization, and risks relating to our ability to successfully consummate potential strategic, financing and restructuring transactions, as well as other risks discussed under the heading "Risk Factors" in MedAvail’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2022, MedAvail’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 10, 2022, and other filings MedAvail makes with the SEC in the future. Additional information is also set forth in MedAvail’s Annual Report on Form 10-K for the year ended December 31, 2021, MedAvail’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and other filings MedAvail makes with the SEC in the future. Any preliminary estimates regarding selected 2022 financial results are further subject to the completion of management’s and the audit committee’s final reviews and MedAvail’s other financial closing procedures and are therefore subject to change. You should not place undue reliance on such preliminary information and estimates because they may prove to be materially inaccurate. While we believe that such preliminary information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. If any of these risks materialize or our assumptions prove incorrect, actual results could differ

Exhibit 99.1
materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and MedAvail specifically disclaims any obligation to update these forward-looking statements.

Contacts:
Investor Relations
Ji-Yon Yi
Gilmartin Group
ir@medavail.com

SOURCE MedAvail Holdings, Inc.